Robert M. Elwood

The Law Offices of John H. Lively & Associates, Inc.

A Member Firm of The 1940 Act Law GroupTM

463 Athens Avenue

Wynnewood, PA 19096

Phone: 484.477.2729 Fax: 913.660.9157

robert.elwood@1940actlawgroup.com

FORM OF OPINION [DATE, 2015]

Valued Advisers Trust

2960 N. Meridian Street, Suite 300

Indianapolis, Indiana 46208

Re:     Cloud Funds Reorganization

Ladies and Gentlemen:

We are acting as special tax counsel to Valued Advisers Trust (the “Trust”), a Delaware statutory trust with its principal place of business at 2960 N. Meridian Street, Suite 300, Indianapolis, Indiana 46208 on behalf of its series, Cloud Capital Strategic Large Cap Fund (the “Acquiring Fund”), and the Trust, on behalf of its series, Cloud Capital Strategic Mid Cap Fund (the “Acquired Fund”, and, together with the Acquiring Fund, the “Funds”), in connection with the reorganization (the “Reorganization”) contemplated by the Agreement and Plan of Reorganization (the “Agreement”) made as of November 19, 2014, by and between the Trust, on behalf of the Acquiring Fund, and the Trust, on behalf of the Acquired Fund. The Reorganization will consist of the transfer of all of the assets of the Acquired Fund to the Acquiring Fund (which is being established solely for the purpose of acquiring those assets and continuing such Acquired Fund’s business) in exchange solely for voting shares of the Acquiring Fund (the “Acquiring Fund Shares”), the assumption by the Acquiring Fund of all liabilities of the Acquired Fund, and the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, as provided in the Agreement. The Reorganization is scheduled to close on the date of this letter (the “Closing Date”).

In connection with rendering our opinion, we have examined: (i) the Agreement; (ii) the Registration Statement/Proxy Statement; (iii) the representation letters of the Trust executed in connection with the Reorganization (collectively, the “Representation Letters”); (iv) such other documents and corporate records as we have deemed necessary

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or appropriate for purposes of this opinion; and (v) the Code,1 applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service (the “Service”) contained in revenue rulings and procedures, and such other statutes, regulations, rulings and decisions as we deemed material to the preparation of this opinion letter.

For purposes of this opinion, we have assumed that the representations and warranties set forth in the Agreement and the representations made in the Representation Letters are true and correct and that the conditions to the parties’ obligations under the Agreement will be satisfied and the parties will comply with their respective covenants thereunder. We have relied on the representations and warranties in the Agreement and the representations in the Representation Letters in rendering our opinion. To the extent that any of the representations or warranties in the Agreements or any of the representations in the Representation Letters are inaccurate, the conclusions set forth herein may also become inaccurate, or may no longer apply.

In formulating our opinion, we have examined originals or copies, identified to our satisfaction, of documents and other instruments that we have deemed necessary or appropriate for purposes of this opinion. In performing such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the genuineness of all signatures and the correctness of all representations made therein. We cannot and do not represent that we checked the accuracy or completeness of, or otherwise independently verified, any of the various statements of fact contained in such documents and in documents incorporated by reference therein. We have further assumed that there are no agreements or understandings contemplated therein other than those contained in the documents.

In addition, we have assumed with your consent that: (i) the Reorganization will be consummated in accordance with the provisions of the Agreement and in the manner contemplated in the Registration/Proxy Statement, and none of the terms or conditions contained therein has been or will be modified in any respect relevant to this opinion; (ii) the statements and representations concerning the Reorganization set forth in the Registration/Proxy Statement, the Representation Letters, the Agreement, and the other documents referred to herein are, and, as of the effective time of the Reorganization, will be, true, accurate, and complete in all material respects; (iii) any representation or other statement in the Registration/Proxy Statement, any Representation Letters, the Agreement, or any other document referred to herein made “to the knowledge” or similarly qualified is, and, as of the effective time of the Reorganization, will be, in each case, correct without such qualification; (iv) no action has been, or will be, taken that is inconsistent with any representation or other statement contained in the Registration/Proxy Statement, any Representation Letter, the Agreement, or any other document referred to herein; and (v) original documents (including signatures) are

1 All references to the “Code” are to the Internal Revenue Code of 1986, as amended. Unless otherwise defined in this letter, all capitalized terms shall have the meaning set forth in the Agreement.

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authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Other than obtaining the representations set forth in the Representation Letters, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that, for U.S. federal income tax purposes:

(a) The transfer by the Acquired Fund of all of its assets to the Acquiring Fund in exchange for Acquiring Fund Shares and the assumption of the Acquired Fund’s liabilities, and the distribution of such shares to the Acquired Fund shareholders, as provided in this Agreement, will constitute a reorganization within the meaning of Section 368 of the Code and each Fund will be “a party to the reorganization” (within the meaning of Code section 368(b));

(b) No gain or loss will be recognized by the Acquired Fund as a result of such transactions except with respect to certain contracts described in Section 1256(b) of the Code and gain that may be recognized on the transfer of stock in passive foreign investment companies, as defined in Section 1297(a) of the Code;

(c) No gain or loss will be recognized by the Acquiring Fund as a result of such transactions;

(d) No gain or loss will be recognized by the shareholders of the Acquired Fund upon the distribution to them of Acquiring Fund Shares in exchange for their shares of the Acquired Fund;

(e) The basis of the Acquiring Fund Shares received by each shareholder of the Acquired Fund will be the same as the basis of the shareholder’s Acquired Fund Shares immediately prior to such transactions;

(f) The basis of the Acquired Fund Assets received by the Acquiring Fund will be the same as the basis of such assets in the hands of the Acquired Fund immediately prior to such transactions;

(g) Each Acquired Fund shareholder’s holding period for the Acquiring Fund Shares will be determined by including the period for which the shareholder held the shares of the Acquired Fund exchanged therefor, provided that the shareholder held such shares of the Acquired Fund as a capital asset; and

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(h) The holding period of the Acquiring Fund with respect to the Acquired Fund Assets will, in each case, include the period for which such Assets were held by the Acquired Fund.

In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service (“IRS”). In that ruling, the IRS held that the so-called “continuity of business enterprise” requirement necessary for tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS’s conclusion in this ruling has always been questionable. In addition, a series of private letter rulings issued in July 2005 and subsequent private letter rulings (that indicate the IRS’s view on these issues but on which, as a matter of law, we are not permitted to rely under Code Section 6110(k)(3)) suggest that the IRS’s position on this issue is evolving: in each of these rulings, the IRS relied upon historic business representations to conclude that the reorganization satisfied the continuity of business enterprise requirement. However, even if the IRS’s 1987 revenue ruling were a correct statement of law, the facts of the Reorganization would be distinguishable from those in the ruling.

We believe that Acquiring Fund will continue Acquired Fund’s historic business, within the meaning of Treas. Reg. § 1.368-1(d), as an open-end investment company that seeks long-term capital appreciation by investing in a diversified portfolio of equity securities with a broad capitalization range. Although Acquiring Fund may dispose of securities formerly held by the Acquired Fund, these dispositions will be in the normal course of operations and fully consistent with Acquiring Fund’s investment objectives and strategies, including those objectives and strategies it shares with the Acquired Fund, and all proceeds generated by such dispositions not distributed will be reinvested in a manner fully consistent with such policies. Based upon all the facts and circumstances including those recited above, we are of the opinion that Acquiring Fund will continue the historic business of Acquired Fund for the benefit of, among others, the historic stockholders of Acquired Fund, and that, as a result, the continuity of business enterprise doctrine is fulfilled. We call to your attention the fact that there is no case law, and Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling), dealing specifically with the application of the “continuity of business enterprise” requirement to a reorganization involving two or more investment companies.

This is a limited scope opinion. The opinion is limited to one or more federal income tax issues addressed in the opinion. Additional issues may exist that could affect the federal tax treatment of the matter that is the subject of the opinion, and the opinion does not consider or provide a conclusion with respect to any additional

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issues. With respect to any federal tax issues outside the limited scope of the opinion, the opinion was not written, and cannot be used by the taxpayers for the purpose of avoiding penalties that may be imposed on the taxpayers. Moreover, there is no compensation arrangement and no referral agreement between us and any person with respect to promoting, marketing, or recommending the transaction (or any substantially similar arrangement) that is the subject of the opinion.

This opinion expresses our views only as to certain U.S. federal income tax consequences of the Reorganization, and no opinion is expressed as to the tax consequences under non-U.S., state, or local tax laws or under U.S. federal tax laws other than those pertaining to income taxes. Our opinion is based on U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matter addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusion stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

This opinion has been rendered to you solely for purposes of satisfying the requirements set forth in Section 6.3 of the Agreement and may be relied upon only by the Trust, the Acquired Fund and its shareholders, and the Acquiring Fund and its shareholders. This opinion letter (and the opinions expressed herein) may not be relied upon by you in any other manner or by any other person and may not be furnished to any other person without our prior written approval; provided, however, that in accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933 (the “Act”), we hereby consent to the use of our name under the heading “Information About the Reorganization — Federal Income Tax Consequences” in the Registration/Proxy Statement and to the filing of this opinion as an exhibit to the registration statement of the Trust, as deemed appropriate by legal counsel to the Trust. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

On behalf of The Law Offices of John H. Lively & Associates, Inc.

A member firm of The 1940 Act Law GroupTM

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